[Form]

                               AEGIS REALTY, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


          FIRST: Aegis Realty, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

          SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:


                                   ARTICLE I

                                  INCORPORATOR

          The undersigned, Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

          The name of the corporation (the "Corporation") is:

                               Aegis Realty, Inc.

                                  ARTICLE III

                                    PURPOSE

          The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

          The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

          Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be


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increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than nine. At least one-third of the directors shall be individuals who are not officers or employees of the Corporation; who are neither related to the Corporation's officers nor represent concentrated or family holdings of the Corporation's voting stock; and who, in the view of the Board of Directors, are free of any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to the affairs of the Corporation ("Independent Directors").

          The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, Class I to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, Class II to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and Class III to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of


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stockholders held in the third year following the year of their election. The names of the directors and their respective classes are:

                          J. Michael Fried    (Class III)
                          Stuart J. Boesky    (Class III)
                          Alan P. Hirmes      (Class II)
                          Peter T. Allen      (Class I)
                          Arthur T. Fisch     (Class I)

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

          Section 5.2 Extraordinary Actions. Except as specifically provided in
Article X, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the


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Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Charter or the Bylaws.

          Section 5.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

          Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification


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and advancement of expenses to an individual who served a predecessor of the
Corporation in any of the capacities described in (a) or (b) above or which was a partner of any predecessor of the Corporation and to any employee or agent of the Corporation or a predecessor of the Corporation, including, without limitation, a Person (as hereinafter defined) engaged as an advisor pursuant to
Section 5.9.

          Section 5.6 Determinations by Board. The determination by the Board of Directors as to any matter permitted or required by law, the Charter or By-laws to be determined by the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock, including, without limitation, the following matters: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to


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the acquisition, holding and disposition of any assets by the Corporation or to the interpretation of the Charter or By-laws of the Corporation.

          Section 5.7 REIT Qualification. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

          Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the votes entitled to be cast generally in the election of directors; provided, however, that prior to the Fourth Anniversary (defined below), such removal may only be for Cause. For purposes of this Section, "Cause" means gross negligence or willful misconduct.

          Section 5.9 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person, whereby,


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subject to the supervision and control of the Board of Directors, any such
Person shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

          Section 5.10 Control Share Acquisitions. Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any Person of shares of stock of the Corporation.

          Section 5.11 Business Combinations. Pursuant to Section 3-603 of the Maryland General Corporation Law (the "MGCL"), any business combination between an Interested Stockholder (as such term is defined in Section 3-601 of the MGCL) is exempted from the provisions of Section 3-602 of the MGCL.

          Section 5.12 Debt Limitation. The Corporation may not incur aggregate indebtedness (whether secured or unsecured) in excess of 50% of the sum (calculated at the time any additional debt is incurred) of Total Market Value (as hereinafter defined).

          "Total Market Value" means the greater of (i) the sum of (a) the aggregate Market Price (as hereinafter defined) of the


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outstanding shares of Capital Stock (as hereinafter defined), assuming full exchange of the Insured LP Interests (as hereinafter defined), and (b) the total debt of the Corporation, and (ii) the aggregate value of the Corporation's assets as determined by any advisor retained by the Corporation pursuant to
Section 5.9 based upon third-party or management appraisals and other criteria as the Board of Directors shall determine in its sole discretion.

          "Insured LP Interests" means the limited partnership interests in Summit Insured Equity L.P., a Delaware limited partnership, and Summit Insured Equity L.P. II, a Delaware limited partnership.

          Section 5.13 Compensation Payable to Related Advisor. If the Corporation retains an advisor pursuant to Section 5.9 to manage the day-to-day affairs of the Corporation which is an Affiliate of Related Capital Company (a "Related Advisor"), the fees and other compensation payable to the Related Advisor or its designees shall not exceed the following:

         Fee/Compensation           Amount
         ----------------           ------

         Acquisition Fee            3.75% of the total acquisition
                                    price of each asset (other than
                                    a mortgage or mortgage-type
                                    investment (collectively, a
                                    "mortgage investment") acquired
                                    by the Corporation or its
                                    subsidiaries.

         Mortgage Selection Fee     3.0% of the principal amount of each
                                    mortgage investment originated or acquired by the Corporation or its subsidiaries.


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         Mortgage Placement Fee     .75% of the principal amount of each
                                    mortgage investment originated or acquired by the Corporation or its subsidiaries (payable by the borrower, and not the Corporation or its subsidiaries).

         Asset Management Fee/      .375% per annum of Total Invested Assets of
         Special Distribution       the Corporation (as hereinafter defined) and
                                    its subsidiaries.

         Stockholder Distributions  Related Advisor shall be entitled to receive distributions from the Corporation or its subsidiaries in respect of any equity interests it holds.

         Operating Expense          For direct expenses incurred by the Related
         Reimbursement              Advisor in an amount not to exceed $200,000
                                    per annum subject to (i) annual increases after the Corporation's first 12 months of operations and each year thereafter based upon increases in the Consumer Price Index for All Urban Consumers, N.Y., N.Y. -
                                    Northeastern N.J. (Base Year 1982-1984 =
                                    100) specified for "All Items" as issued by the Bureau of Labor Statistics, U.S.
                                    Department of Labor (or comparable
                                    substitute index) and (ii) proportionately as the Corporation's assets increase.

         Incentive Stock Options    Related Advisor may receive options to
                                    acquire additional shares of Common Stock
                                    (as hereinafter defined) pursuant to the Corporation's stock option plan only on the following basis:

              Commencement:         No options may be granted until six months
                                    after the Corporation's shares of Common
                                    Stock have begun to trade.


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              Administration:       Compensation Committee comprised only of two
                                    or more Independent Directors.

              Number of Options:    Maximum over life of plan - [809,574]
                                    options for shares of Common Stock. [10% of shares of Common Stock outstanding on the date of reorganization.]

                                    Maximum each calendar year - 3% of shares outstanding as of the end of the prior year ([242,926] options for the Corporation's first calendar year). Any shares available for grant of options, but for which options are not granted, in previous years, may be carried over for grant in a subsequent year.

              Exercise Price:       Equal to or greater than fair market value
                                    on date of grant.

              Conditions to         Compensation Committee may only grant
              Issuance:             options in a given year if the dividend per
                                    share of Common Stock for the year prior to the grant year exceeds $.____ per share [the pro forma dividend per share set forth in the Information Statement]

              Maximum Option Term:  10 years

         Liquidation Fee            1.50% of the gross sales price of the assets
                                    sold by the Corporation or its subsidiaries in connection with a liquidation of the Corporation's assets supervised by the
                                    Related Advisor.


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         Miscellaneous              Related Advisor may also earn miscellaneous
                                    compensation which may include, without
                                    limitation, construction fees, escrow
                                    interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation by the Corporation shall be limited to the competitive rate for the services being performed.

          For purposes of this Section, "Affiliate" of an entity shall mean (i) any officer, director, partner, employee or controlling shareholder of such entity; (ii) any Person, corporation, partnership, trust or other entity controlling, controlled by or under common control with an entity or any Person described in (i) above; (iii) any officer, director, trustee, general partner or employee of any Person described in (ii) above; and (iv) any Person who is a member, other than as limited partner, with any Person described in (i) and (ii) above in a relationship of joint venture, general partnership, or similar form of unincorporated business association; provided however, that a partner in a partnership or joint venture with (a) the Corporation or (b) an Affiliate of a Related Advisor, shall not by virtue of such relationship be deemed an Affiliate of a Related Advisor. For purposes of this definition, the term "control" shall also mean the control or ownership of 10% or more of the outstanding Voting Securities of the Person referred to.

          For purposes of this Section, "control" (and its correlative forms) shall have the meaning ascribed to such term


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


under the Investment Company Act of 1940, as amended, in effect on the date of this Charter.

          For purposes of this Section, "Voting Securities" shall have the meaning ascribed to such term under the Investment Company Act of 1940, as amended, in effect on the date of this Charter.

          For purposes of this Charter (other than Article VII), "Person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

          For purposes of this Section, "Total Invested Assets" means the aggregate of (i) the original amount invested from time to time directly or indirectly in mortgage investments reduced, upon the receipt of sales proceeds, FHA and other insurance or guarantee proceeds or prepayments, by the original amount invested in the mortgage investment which is not reinvested, except that in the case of a partial prepayment, Total Invested Assets shall be reduced on a pro rata basis to the extent not reinvested; and (ii) the original amount paid for the purchase from time to time of direct or indirect investments in properties (including, with respect to properties owned by the Corporation as of the date its Common Stock is first traded, the initial working capital, acquisition fees and expenses allocable to such investments).


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          Section 5.14 Joint Ventures. The Corporation may acquire assets in joint venture investments provided the Corporation owns more than 50% of the voting securities of the joint venture or otherwise has the right to veto or control any Major Decisions. For purposes of this Section, "Major Decisions" means (i) the sale, mortgage, pledge or other transfer of joint venture assets;
(ii) the merger or consolidation of the joint venture with or conversion of the joint venture into, another Person; and (iii) the dissolution or liquidation of the joint venture.

          Section 5.15 Additional Limitations on the Powers of the Board of Directors. Without the approval of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter, the Board of Directors shall not:

          (a) permit a Related Advisor to receive any rebate or give-up or participate in any reciprocal business arrangement which would enable it or an Affiliate to circumvent any of the provisions of this Charter;

          (b) do any act except as permitted in this Charter, which would make it impossible to carry on the ordinary business of the Corporation;

          (c) confess a judgment against the Corporation in connection with any threatened or pending legal action;


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


          (d) possess any Corporation asset or assign the rights of the Corporation in specific Corporation assets for other than a Corporation purpose;

          (e) commingle the Corporation's funds with those of any other Person except (i) to the extent that funds are temporarily retained by property managers or mortgage servicers, (ii) that use of zero balance or clearing accounts shall not constitute a commingling of Corporation funds, and (iii) that funds of the Corporation and funds of other entities sponsored by a Related Advisor or its Affiliates may be held in an account or accounts established and maintained for the purpose of making computerized disbursements and/or short-term investments; provided, however, that Corporation funds are protected from claims of such other entities and/or their creditors;

          (f) operate the Corporation in such a manner as to have the Corporation classified as an "investment company" for purposes of the Investment Company Act of 1940, as amended;

          (g) cause the Corporation to purchase real property without first having obtained a real property appraisal from a competent independent appraiser with respect to the value thereof which provides that the purchase price of such real property plus any acquisition fees paid with respect to such real property by the Corporation equals or is less than the appraised value;

          (h) permit a Related Advisor or its Affiliates to make long-term secured or unsecured loans to the Corporation; as used herein, "long-term loans" shall mean indebtedness the principal


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amount of which is scheduled to be paid over a period of not less than 48 months, and not more than 50% of the principal amount of which is scheduled to be paid during the first 24 months;

          (i) sell Substantially All of the Assets of the Corporation in a single sale, or in multiple sales in the same twelve-month period;

          (j) cause the Corporation to originate or acquire any mortgage investments with respect to properties or developments owned by a Related Advisor or its Affiliates unless the following conditions are met:

          (1) an independent advisor must issue a letter of opinion to the effect that any proposed mortgage investment is fair and at least as favorable to the Corporation as a loan to an unaffiliated borrower in similar circumstances;

          (2) the Related Advisor must agree in writing to obtain a letter of opinion from the independent advisor in connection with any disposition, renegotiation or other subsequent transaction involving such mortgage investment;

          (3) the independent advisor's compensation must be paid by the Related Advisor or its Affiliate and not be reimbursable by the Corporation;

          (4) the independent advisor must be a long established, nationally recognized investment banking firm, accounting firm, mortgage banking firm, real estate financial consulting firm or advisory firm;


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


          (5) the independent advisor must have a staff of real estate professionals;

          (6) the compensation of the independent advisor must be predetermined and embodied in a written contract before an opinion is rendered;

          (7) if the independent advisor engaged to render a fairness opinion was not the independent advisor engaged to render the preceding fairness opinion, the Related Advisor must inform stockholders of the date when such new independent advisor was engaged, and whether, preceding such engagement, there were any disagreements with the former independent advisor on any matters of valuation, assumptions, methodology, accounting principles and practice, or disclosure, which disagreements, if not resolved to the satisfaction of the former independent advisor, would have caused it to make reference in connection with its fairness opinion to the subject matter of disagreement; and

          (8) the independent advisor, directly or indirectly, must have no interest in, nor any material business or professional relationship with, the Corporation, the Related Advisor, the borrower or any Affiliates thereof (independence will be considered to be impaired if, during the period of the independent advisor's engagement, or at the time of expressing his opinion, he or his firm (a) had, or was committed to acquire any direct or indirect ownership interest in the Corporation, the Related Advisor, borrower or Affiliates


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


     thereof, or (b) had any joint closely held business investment with the Corporation, the Related Advisor, borrower or Affiliates thereof, which was material in relation to the independent advisor's net worth, (c) had any loan to or from the Corporation, the Related Advisor, borrower or Affiliates thereof), or (d) derived in excess of 5% of its annual gross revenues from the Corporation, the Related Advisor, borrower or Affiliates thereof; and

          (k) cause the Corporation to invest in or make mortgage investments unless a real property appraisal is obtained from a competent independent appraiser for the property underlying each mortgage investment and a mortgagee's or owner's title insurance policy or commitment as to the priority of a mortgage investment or the condition of title is obtained.

          For purposes of this Section 5.15, "Substantially All of the Assets" shall mean assets with a net book value representing 66-2/3 or more of the net book value of the Corporation's assets as of the end of the most recently completed fiscal quarter.

                                   ARTICLE VI
                                      STOCK

          Section 6.1 Authorized Shares. The Corporation has authority to issue 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate


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par value of all authorized shares of stock having par value is $550,000.

          Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

          Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

          Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of


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any class or series of stock set or changed pursuant to clause (c) of this
Section 6.4 may be made dependent upon facts or events ascertainable outside this Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

          Section 6.5 Charter and Bylaws. All Persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Charter and the Bylaws.

                                   ARTICLE VII
                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

          Section 7.1 Definitions. For the purpose of this Article VII (and other provisions of this Charter, as applicable), the following terms shall have the following meanings:

          AMEX. The term "AMEX" shall mean the American Stock Exchange.

          Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the


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


Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

          Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Charter. The term "Charter" shall mean the charter of the Corporation, as that term is defined in the MGCL.

          Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held


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


directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

          Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

          Initial Date. The term "Initial Date" shall mean the date upon which the Articles of Amendment containing this Article VII are filed with the SDAT.

          Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked


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


prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

          MGCL. The term "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

          NYSE. The term "NYSE" shall mean the New York Stock Exchange.

          Ownership Limit. The term "Ownership Limit" shall mean not more than 9.9% percent in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

          Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

          REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

          Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of this Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          Trust. The term "Trust" shall mean any trust provided for in Section 7.3.1.

          Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

          Section 7.2 Capital Stock.

               Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                    (a)  Basic Restrictions.

                         (i) (1) No Person, other than an Excepted Holder, shall
Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                         (ii) No Person shall Beneficially or Constructively Own
shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                         (iii) Notwithstanding any other provisions contained
herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                    (b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

                         (i) then that number of shares of the Capital Stock the
Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                         (ii) if the transfer to the Trust described in clause
(i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

          Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

          Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

          Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

               (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

               (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of this Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

          Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this
Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

          Section 7.2.7 Exceptions.

               (a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

                    (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

                    (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                    (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

               (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

               (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

               (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

          Section 7.2.8 Increase in Ownership Limit. The Board of Directors may from time to time increase the Ownership Limit.

          Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

     The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.9 percent of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT;

     and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

          Section 7.3 Transfer of Capital Stock in Trust.

          Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

          Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this
Section 7.3.4, such excess shall be paid to the Trustee upon demand.

          Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to
Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          Section 7.4 AMEX Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the AMEX, NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

          Section 7.5 Enforcement.

     The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

          Section 7.6 Non-Waiver.

     No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                   AMENDMENTS

          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by this Charter on stockholders, directors and officers are granted subject to this reservation. However, Article X of this Charter and this sentence may not be amended while the Advisory Agreement (as hereinafter defined) is in effect. After the Advisory Agreement has been terminated, any amendment to Article X of this Charter shall be valid if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

                                   ARTICLE IX

                             LIMITATION OF LIABILITY

          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article IX, nor the adoption or amendment of any other provision of this Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                    ARTICLE X

                   DURATION AND DISSOLUTION OF THE CORPORATION

          Section 10.1 Duration. The Corporation shall continue perpetually unless dissolved pursuant to Section 10.2 or pursuant to any applicable provision of the MGCL.

          Section 10.2 Dissolution. (a) If an advisory agreement between the Corporation and a Related Advisor, as the same may be amended from time to time (the "Advisory Agreement"), is still in effect and it is prior to the fourth anniversary of the date on which the Advisory Agreement was originally executed (the "Fourth

Anniversary"), subject to the provisions of any class or series of stock at the time outstanding, the Corporation may be dissolved if:

               (i) the Related Advisor recommends dissolution of the Corporation in writing to the Board of Directors;

               (ii) a majority of the entire Board of Directors concurs in such recommendation and declares the dissolution advisable; and

               (iii) at a meeting of the stockholders dissolution of the Corporation is approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          (b) If the Advisory Agreement is still in effect and it is after the Fourth Anniversary, the Corporation may be dissolved if:

               (i) (A) the Related Advisor recommends dissolution of the Corporation in writing to the Board of Directors;

                    (B) a majority of the entire Board of Directors concurs in such recommendation and declares the dissolution advisable; and

                    (C) at a meeting of stockholders dissolution of the Corporation is approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter; or

               (ii) (A) a majority of the entire Board of Directors declares dissolution of the Corporation advisable; and

                    (B) at a meeting of stockholders dissolution of the Corporation is approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

          (c) If at any time, whether prior to or after the Fourth Anniversary, the Advisory Agreement is no longer in effect, the Corporation may be dissolved upon the recommendation of a majority of the entire Board of Directors and the approval at any meeting of stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

          THIRD: The amendment to and restatement of the charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

          FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the charter.

          FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

          SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

          SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $10.00.

          EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 55,000,000, consisting of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $550,000.

          NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 1997.

ATTEST:                                     AEGIS REALTY, INC.



-----------------------------------         ------------------------------(SEAL)
Lynn A. McMahon                             J. Michael Fried
Secretary                                   President